Exhibit 10.5
February 22, 2021

Dear ________:
The Compensation Committee (the “Committee”) of the Company’s Board of Directors conditionally approved a discretionary cash amount to be paid to you for your extraordinary efforts during the year. Such amount has been separately communicated to you. Your eligibility to receive payment of the discretionary amount is subject to your agreeing to forfeit all your outstanding equity awards granted in 2019 and 2020 that are subject to a same community RevPAR performance goal. If you agree to such forfeiture, the discretionary amount will be paid in the ordinary course, which is expected in March 2021.
Specifically, reference is made to the Restricted Share Agreement (the “RSA”) and the Performance-Based Restricted Stock Unit Agreement (the “RSUA”) pursuant to which awards of performance-based restricted stock and performance-based restricted stock units were granted under the Brookdale Senior Living Inc. Omnibus Incentive Plan, as amended, in 2019 and 2020, respectively. If you agree to the terms of this letter, effective on February 22, 2021:
•All of your outstanding First Tranche Restricted Shares (as defined in the RSA), if any, and your outstanding First Tranche PSUs (as defined in the RSUA) will be immediately forfeited by you and transferred to, and reacquired by, the Company. For the avoidance of doubt, no additional restricted shares shall become issuable pursuant to the RSA with respect to the First Tranche Restricted Shares, no additional PSUs shall become issuable pursuant to the RSUA with respect to the First Tranche PSUs, and references in the RSA and RSUA to the First Tranche Shares and First Tranche PSUs shall refer to zero. Neither you nor any of your successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such forfeited equity awards.
•Your Second Tranche Restricted Shares (as defined in the RSA) and Second Tranche PSUs (as defined in the RSUA) will remain outstanding and subject to the terms of the RSA and RSUA, as applicable.
If you desire to forfeit the portions of your outstanding awards as set forth above and to be eligible to receive the discretionary cash amount, please sign and return this letter.
Sincerely,

Acknowledged and Agreed: